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Aspect Communications Corporation
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On January 21, 2003, Aspect Communications Corporation (the Company) delivered the attached letter to Scepter Holdings, Inc. in response to their letter dated January 17, 2003 and accompanying “binding term sheet.” We include herewith a copy of the Company’s letter to Scepter, as well as a copy of the letter from Scepter to the Company dated January 17, 2003. The “binding term sheet” was publicly filed by Scepter on January 21, 2003.

January 21, 2003

VIA FACSIMILE AND FEDERAL EXPRESS

Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, TX 76102
Attention:  Geoffrey Raynor, President

Dear Mr. Raynor:

Aspect Communications Corporation acknowledges receipt of your letter, together with its attachment, dated January 17, 2003, copies of which are enclosed. Our Board, together with its advisors, considered the documents extensively over the course of two separate meetings, and considered it in light of Aspect’s transaction with Vista Equity Partners. Following this review, and given among other factors:

1.    The uncertainty of closing the transactions you suggest (both in terms of timing to complete and the closing conditions Scepter has presented, which of course must be measured against the uncertainties of the future), as compared to the relative certainty of the Company’s transaction with Vista Equity Partners;

2.    The consequences of various failures of closing conditions on such things as the interest rate on the bridge loan Scepter suggests (moving from “LIBOR flat” as Scepter had previously suggested in its public filings to a five-year term loan at “a market rate of interest”);

3.    The absence of important terms that are contained in the Company’s agreements with Vista Equity Partners;

4.    The continued potential disruption to Aspect and its business associated with pursuing your suggested transactions; and

5.    The long-term interests of Aspect and its shareholders;

when weighted against the minimal difference in conversion price set forth in your letter, and the benefit to our shareholders of a rights offering, the Board has concluded that your letter does not constitute a bona fide and superior proposal in the context of Aspect’s definitive agreement with Vista.

Regards,

ASPECT COMMUNICATIONS CORPORATION

/s/    BEATRIZ V. INFANTE

Beatriz V. Infante Chairman, President, and Chief Executive Officer

SCEPTER HOLDINGS, INC.
301 COMMERCE STREET, SUITE 2975
FORT WORTH, TEXAS 76102

January 17, 2003

Chairman of the Board of Directors
Aspect Communications Corporation
1320 Ridder Park Drive
San Jose, CA 95131

Dear Chairman:

Attached is a binding term sheet that constitutes a bona fide and superior proposal to the Vista transaction.

If the Board agrees to enter into the binding term sheet and cancel the Vista transaction, we will immediately loan $50 million to the company at LIBOR flat and will agree to fully backstop a shareholder rights offering on substantially the same terms as the Vista transaction, except you may increase the conversion price from $2.25 to $2.50. Further, if the Company determines in good faith that it cannot effect the shareholder rights offering in a reasonable period of time, we will purchase in a private transaction the entire issuance of preferred stock. We will not call a special meeting to replace the current board of directors.

It is a superior transaction because (i) shareholders who choose to participate in the rights offering will not experience 30% dilution (as you well know, thirty percent is a very material number); (ii) the Company will net $2 million more under the rights offering than the Vista transaction; (iii) the Company overall needs to issue less shares; and (iv) the board does not need to submit to all the restrictive covenants of the Vista deal. We are prepared to execute the attached legally binding term sheet and fund the $50 million immediately.

Please adhere to your fiduciary duty under California law and accept our bona fide and materially superior proposal!

Regards,

/S/    G. RAYNOR

Geoffrey Raynor,
President